
MASTERWORKS
Lynette Yiadom-Boakye
A RISING BLUE-CHIP STAR OF THE
CONTEMPORARY ART MARKET

Our Top 3 Reasons This Work Stands Out

01

Who is Lynette Yiadom-Boakye?

Yiadom-Boakye is a rising star in the contemporary art market whose ethereal portraiture has become a hit among museums and collectors.

In 2017, Artnet predicted that Yiadom-Boakye was one of the contemporary artists who would "transform the art world". She followed that with major museum shows at the Tate Modern and Guggenheim Bilbao, and has seen remarkable growth at auction with $5mm+ turnover every year since 2021.



02

Previous Exit Delivered 17% Return

In April 2024, we sold a smaller Lynette Yiadom-Boakye portrait that delivered investors a 17% total net return after 144 days held. Past performance not indicative of future returns.



Initial Offering Size

$411K

Sold For

$500K

Profit From $10K Investment

$1,666 (After Fees)

03

Single Portraits Fetch Records

Our offering employs a portraiture format that Yiadom-Boakye utilizes extensively in her career. Though they differ in scale and period, single portraits show up frequently in her top 10 auction prices. Outside of these results, similar works have appreciated at a rate of 19.5% annually between 2014 and 2025.

#4 Highest Auction Sale



Artwork Name

Watcher **(2003)**

Dimensions

78 x 47 in.

Sold:

Nov 2024

#5 Highest Auction Sale



Artwork Name

***11pm Sunday* (2011)**

Dimensions

79 x 51 in.

Sold:

May 2022

#7 Highest Auction Sale



Artwork Name

***Highpower* (2008)**

Dimensions

78 x 47 in.

Sold:

Oct 2022

Outside of top results, the three most recent similar sales fetched results of $573k ('25), $717k ('24), and $889k ('24).

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MASTERWORKS

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, investment advice, or a personalized recommendation. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

Single portraits in top ten auction prices of Lynette Yiadom-Boakye not included in set of similar sales to live offering (Masterworks 544). Art sales price data is comparative only. Each painting is unique and historical data is not a direct proxy for any specific painting or investment. Data represents whole art not an investment into our offerings which includes fees and expenses. Any comparative images are not currently live offerings and are provided for educational purposes only. We endeavor to include all relevant works and transactions in our analyses, but no definitive object-oriented database with all auction sales is known to Masterworks, and therefore, despite our best efforts the data may be incomplete or inaccurate.

Previous Masterworks exit featuring artwork by Lynette Yiadom-Boakye not included in set of similar sales to live offering (Masterworks 544). Masterworks has offered investments in over 500 works and realized illustrative total net returns of 15%, 17%, and 19% on works held less than one year (not inclusive of unsold works which may be lower).

Museums mentioned and Artnet not investors in Masterworks offerings and not compensated for their commentary. Their affiliation with artists is not an endorsement of Masterworks. Use of names and brands for identification purposes only.

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*For the purposes of this communication, 'ultra-contemporary" covers artists born in any country after 1974. We endeavor to include all relevant works and transactions in our analyses, but no definitive object-oriented database with all auction sales is known to Masterworks, and therefore, despite our best efforts the data may be incomplete or inaccurate.

Masterworks, LLC is located at 1 World Trade Center, 57th Floor, New York, NY 10007.

To update your preferences or to stop receiving these emails, click here.